Exhibit 5.1

May 12, 2020

Kitov Pharma Ltd.

One Azrieli Center, Round Building

Tel Aviv, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Kitov Pharma Ltd., a public company organized under the laws of the State of Israel (the “Company), in connection with Registration Statement on Form F-3 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 relating to the registration for resale by selling shareholders of the Company of up to 38,358,944 American Depositary Shares (“ADSs”), each representing 1 ordinary share, no par value per share. These ADSs include (i) (a) 10,921,139 restricted ADSs representing 10,921,139 restricted ordinary shares, and (b) 4,037,805 restricted ADSs representing 4,037,805 restricted ordinary shares issuable upon the exercise of warrants, that were previously issued by the Company in a connection with its acquisition FameWave Ltd., in January 2020, and (ii) 23,400,000 ADSs representing 23,400,000 of our ordinary shares issuable upon the exercise of warrants that were previously issued by the Company in an unregistered private placement in connection with a warrant exercise transaction that was consummated in April 2020, (the “Registered Shares”).

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement filed by the Company with the Commission and as to which this opinion is filed as an exhibit, the Company’s Amended and Restated Articles of Association, resolutions of the Board of Directors and any Board of Director Committees which have heretofore been approved and relate to the Registration Statement and the securities being registered thereby, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Registered Shares registered pursuant to the Registration Statement, and with respect to the Registered Shares underlying any warrants, when such Registered Shares are issued by the Company and paid for by the selling shareholders in accordance with the convertible securities exercised by such selling shareholders, pursuant to agreements in connection with such convertible securities, and against payment therefor of any exercise price set forth in such agreements, will be legally and validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

a.	We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

b.	No opinion is implied or may be inferred beyond the matters expressly stated.

c.	The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty and disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

d.	The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

e.	This opinion is being rendered solely in connection with the registration of the Registered Shares and the issuance, offer, and sale of the Registered shares by the selling shareholders, pursuant to the Registration Statement.

f.	You have informed us that you intend to issue the Registered Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Registered Shares you will afford us an opportunity to review the operative documents pursuant to which such Registered Shares are to be issued (including the applicable prospectus) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of the issuance of such Registered Shares.

g.	This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Registered Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Law Office of Avraham Ben-Tzvi, Adv.